Scudder Global High Income Fund
Stockholder Meeting Results
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A Special Meeting of Stockholders (the "Meeting") of Scudder Global High Income
Fund, Inc. (the "Fund") was held on December 17, 1998, at the office of Scudder Kemper Investments, Inc., Two International Place, Boston, Massachusetts 02110. At the Meeting the following matters were voted upon by the stockholders (the resulting votes for each matter are presented below).


1. To approve a new Investment Management Advisory and Administration Agreement for the Fund with Scudder Kemper Investments, Inc.



                                                  Number of Votes:
                                                  ----------------
                  For                      Against                    Abstain               Broker Non-Votes*
                  ---                      -------                    -------               -----------------
               7,942,852                   190,190                    104,109                       0






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*  Broker non-votes are proxies received by the Fund from brokers or nominees when the broker or nominee neither has received instructions from the beneficial owner or other persons entitled to vote nor has discretionary power to vote on a particular matter.


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